Exhibit 23.2

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

January 13, 2023

To:	Qilun Group Inc.
Room 2201, Modern International Building,
Jintian Road, Gangxia Community, Futian District, Shenzhen, China

Re: Consent of DeHeng Law Offices (Shenzhen)

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for Qilun Group Inc. (the “Company”) , a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed offering (the “Offering”) of a certain number of ordinary shares, par value $0.0001 per share, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of its ordinary shares on the OTC Markets Group, Inc.

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Registration Statement filed with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ DeHeng Law Offices (Shenzhen)
DeHeng Law Offices (Shenzhen)